Filed Pursuant to Rule 424(b)(3)

Registration No. 333-141259

PROSPECTUS SUPPLEMENT NO. 1

TO

PROSPECTUS DATED MARCH 13, 2007

OF

MACK-CALI REALTY CORPORATION

RELATING TO

2,230,381 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”), supplements our prospectus dated March 13, 2007 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-141259 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information regarding the ownership of 224,719 shares of our Common Stock that may be acquired upon redemption of 224,719 Common Units originally beneficially owned by two of the Selling Stockholders.  The 2,230,381 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to this Supplement.  No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The Selling Stockholders may offer their shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our Common Stock as reported on The New York Stock Exchange on November 24, 2008 was $17.85 per share.

You should carefully read and consider (1) the risk factors under Item 1A beginning on page 8 in our Annual Report on Form 10-K for the year ended December 31, 2007, and (2) the discussion of current market conditions under Part I, Item 2 beginning on page 39 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 26, 2008

SELLING STOCKHOLDERS

On May 9, 2006, we issued 224,719 Common Units to Stanley C. Gale and SCG Holding Corp. (collectively, the “Gale Sellers”) as partial consideration for our acquisition of The Gale Services Company, L.L.C. and The Gale Construction Services Company, L.L.C. from the Gale Sellers, which entities engage in real property management, construction management, facilities management, and leasing and real estate brokerage services.  Each of the Gale Sellers was an accredited investor under Rule 501 of the Securities Act of 1933, as amended, and they were each restricted from redeeming these Common Units for cash or shares of Common Stock or otherwise transferring the Common Units until May 9, 2009.  We entered into a letter agreement with the Gale Sellers and certain of our affiliates pursuant to which we waived the restrictions on transfer and redemption of the 224,719 Common Units as of November 24, 2008.  This Supplement is being filed to update to the Prospectus to reflect the waiver of this restriction on transfer and redemption of the 224,719 Common Units beneficially owned by the Gale Sellers and the pledge of certain of these Common Units to a third party.  For convenience of reference, the table of Selling Stockholders from the Prospectus reporting information as of February 16, 2007, including the footnotes thereto, as supplemented to reflect the foregoing new information, is set forth below:

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)

Stanley C. Gale (4)	222,472	222,472	0
SCG Holding Corp. (5)	2,247	2,247	0
Benedict Torciva	28,486	28,486	0
William Schaffel	27,604	27,604	0
William Sitar	1,668	1,668	0
John C. Giordano, Jr.	1,668	1,668	0
Alexander Schaffel	1,736	1,736	0
Joseph Torciva	929	929	0
Benedict Torciva Jr.	929	929	0
Philip Fischer	154	154	0
Antionette Fosella	154	154	0
The 1997 Funger Family Trust	45,998	45,998	0
The 1997 Ochsman Family Trust	45,998	45,998	0
Jennifer Brasher	6,898	6,898	0
Debra Lerner Cohen and Edward L. Cohen Children’s Trust	70,537	70,537	0
Ellen K. Ross Revocable Trust, The	16,004	16,004	0
Esther Cohen Revocable Trust	26,210	26,210	0
Morton Funger	91,950	91,950	0
Debbie Goodwine	6,346	6,346	0
Hermen Greenberg	137,947	137,947	0
Harold H. Kramer Qtip B Trust	36,772	36,772	0
Hoeffgen, Mary Elizabeth	6,898	6,898	0
I. Morton Gudelsky Trust, P. Margolius & S. Mulitz, Trustees	56,650	56,650	0
Jack And Maria Perkins T.B.E.	20,251	20,251	0
Jack And Sally Cohen, Jtwros	23,451	23,451	0
Kathryn Kramer	7,358	7,358	0
Estate of Rose C. Kramer	27,590	27,590	0
Larry & Susan Perkins, T.B.E.	30,208	30,208	0

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
Laura B.G. Mulitz Trust, P. Margolius & S. Mulitz, Trustees	56,650	56,650	0
Theodore N. Lerner	9,104	9,104	0
Mark D. Lerner and Judy Lenkin Lerner Chirdren’s Trust	70,537	70,537	0
Marla Lerner Tanenbaum and Robert Kroll Tanenbaum Children’s Trust	70,537	70,537	0
Ralph Ochsman	91,950	91,950	0
Jack Perkins	14,470	14,470	0
Jeffrey S. Perkins	33,778	33,778	0
Marc I. Perkins	11,628	11,628	0
Norman E. Perkins	13,793	13,793	0
Richard Perkins	14,637	14,637	0
Richard And Karen Perkins T.B.E.	20,084	20,084	0
Schaefer, Madelyn Kramer	7,358	7,358	0
Slavin Financial Group	33,108	33,108	0
Sanford Slavin	121,394	121,394	0
Albert H. Small	137,949	137,949	0
Trust f/b/o Arlene Kaufman c/o Arnold & Porter	113,301	113,301	0
Trust f/b/o I. Morton Gudelsky c/o Arnold & Porter	22,660	22,660	0
Trust f/b/o Iris Markel c/o Arnold & Porter	22,660	22,660	0
Trust f/b/o Laura Mulitz c/o Arnold & Porter	22,660	22,660	0
Trust f/b/o Marc Friedman c/o Arnold & Porter	22,660	22,660	0
Trust f/b/o Michael Friedman c/o Arnold & Porter	22,660	22,660	0
Trust For Myrtle Katzen	73,587	73,587	0
Trust u/w Isadore Gudelsky c/o Saul Ewing LLP	278,103	278,103	0
TOTAL:	2,230,381	2,230,381	0

(1)

Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by this Prospectus.  Excludes fractional Common Units which shall be cashed out upon redemption.

(2)

Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of preferred units beneficially owned by the Selling Stockholders.

(3)	Assumes all shares registered under this Prospectus will be sold.

(4)

All 222,472 Common Units beneficially owned by Stanley C. Gale have been pledged to SL Green Funding LLC, an affiliate of S.L. Green Realty Corp. 33,700 of such Common Units beneficially owned by Mr. Gale also have been pledged, subject to the pledge to SL Green Funding LLC and certain other conditions, to Mark Yeager, one of our executive vice presidents.  Mr. Gale has agreed to transfer these 33,700 Common Units to Mr. Yeager on April 30, 2009, provided that Mr. Yeager’s employment with us has not been terminated involuntarily without cause prior to such date.  Such transfer would be subject to the pledge in favor of SL Green Funding LLC. As of February 16, 2007, Mr. Yeager was the beneficial owner of 15,978 shares of our Common Stock, including 5,514 unvested restricted shares of Common Stock.

(5)	SCG Holding Corp. is controlled and beneficially owned by Mr. Gale.